Exhibit 10.92

Roger G. Stoll, Ph.D.
Chairman, President, & Chief Executive Officer
Cortex Pharmaceuticals, Inc.
15231 Barranca Parkway
Irvine, CA 92618
Telephone: (949) 727-3157, ext. 101
Facsimile: (949) 727-3657
rstoll@cortexpharm.com

December 22, 2005

Mark Varney, Ph.D.

[Address]

[City, State Zip Code]

Dear Mark:

Subject to the approval of the Compensation Committee of the Board of Directors, I am pleased to offer you employment with Cortex Pharmaceuticals, Inc. (“Cortex”) on the following terms and conditions:

1.	Your title will be Chief Scientific Officer and Chief Operating Officer, and you will report to the Chief Executive Officer. You will devote substantially all of your working time to performing such duties and responsibilities as may be assigned to you from time to time commensurate with such position and refrain from any outside activities that might interfere with your duties or create a potential conflict of interest.

2.	We anticipate that you will begin your service with Cortex as soon as practicable, but in no event later than January 30, 2006.

3.	You will receive a base salary of $300,000 per year minus appropriate withholding and payroll deductions, payable through Cortex’s regular payroll. In addition, you will be reimbursed for customary employment related expenses. You will be entitled to receive an annual bonus of up to 30% of your base salary based on achievement of annual goals agreed upon between yourself and the CEO of Cortex. The payout will be reviewed by and at the discretion of the Compensation Committee of the Board of Directors.

4.	You will receive the same package of benefits that Cortex currently provides to executives of a similar level to you. All of your benefits will be subject to the terms and conditions of the various benefit plans and policies in effect and any changes to such plans and policies.

5.	Cortex will grant you a stock option (the “Option”) to purchase up to 750,000 shares of Common Stock with an exercise price equal to the fair market value on the first day of your employment, determined in accordance with Cortex’s

Amended and Restated 1996 Stock Incentive Plan (the “Plan”). The right to purchase the shares subject to the Option will vest in accordance with the following: 100,000 on your date of employment; 100,000 vesting after one year from your date of employment and 550,000 vesting in three annual installments of 33 1/3% each year from your date of employment. To the extent permissible, the Option will be granted under, and will be subject to, the terms and conditions of the Plan, a copy of which will be delivered to you.

There are significant personal tax issues with the acceptance and exercise of the Option and you are advised to seek tax advice from a qualified tax professional before accepting.

You will be an “executive officer” of Cortex under applicable securities laws and any transactions in Cortex stock will be restricted by such laws and by Cortex’s internal policies with respect to stock transactions. Additionally after one year of employment, a decision will be made as to your nomination to the Cortex Board of Directors by the Governance and Nominating Committee of the Board of Directors of Cortex.

6.	Cortex will assist in your relocation to Southern California by payment, or reimbursement on receipt of appropriate documentation, to you of the following:

•	Mortgage assistance program that will provide an interest subsidy over five (5) years in the form of monthly payment, whereby Company will pay 6% of the principal amount of a mortgage (not to exceed $1,200,000) on your primary residence in Southern California interest during the first year of your employment, 5% during the second year, 4% during the third year, 3% during the fourth year, and 2% during the fifth year. Such payments will terminate on any termination of your employment with Cortex. These payments will also be subject to an income tax gross up factor of 1.6. For example, during the first year you will receive payments of $72,000 but the company will provide for an additional $43,200 of payments for tax purposes to be paid to the IRS by the company. This should reduce the tax burden of this additional income to you.

•	$25,000 bonus on commencement of employment. Should you leave the employment of the company within one year or less, you agree to reimburse Cortex for this hiring bonus.

•	Temporary housing for a period of up to six months. This will include a completely furnished, two master bedroom, two full bathroom apartment at Promontory Point in Newport Beach.

•	Reimbursement of costs of moving household furnishing, automobiles and other personal property from Massachusetts to the Orange County area in California.

•	Payment of $15,000 to cover miscellaneous expenses such as new draperies, etc. for your new residence in Southern California.

•	Reimbursement of normal and customary closing fees associated with the sale of your primary residence in Massachusetts.

•	Reimbursement of reasonable and customary real estate commissions for sale of your residence in Massachusetts, not to exceed 6%.

•	Reimbursement of normal and customary closing fees associated with the purchase of a primary residence in Southern California.

•	Allowance for travel to Massachusetts twice per month. This allowance will include efforts to schedule business meetings on the East Coast to augment such travel to Massachusetts.

7.	In the event of termination of your employment by the Company without cause in connection with, or within six (6) months following a “Change In Control” (as defined in the Plan) you shall be entitled to termination pay equal to twelve months of your Base Salary. The payments shall be in lieu of all damages and other compensation to which you may be entitled, under any employment agreement or otherwise, by reason of termination of your employment and shall also be in lieu of further salary payments to you for periods subsequent to the termination of your employment. The payment shall not be considered compensation for any benefit calculation or other benefit plan maintained by the Company. The payments will be paid to you in a lump sum, net of all applicable withholding taxes, within 30 days after your date of termination. You will also receive payment for all unpaid, paid time off days that you have accrued through the date of your termination. In the event you receive payment, you shall also be entitled to continue to participate in the Company’s employee benefit program, including medical, dental, and prescription coverage for a period of twelve (12) months, to the extent permitted by the Company’s insurance provider. The related premiums for such benefits will be paid by the Company. Upon a Change of Control, all stock options then held by you shall vest concurrently with such Change of Control.

8.	Cortex is an at-will employer, and your employment will not be for any specific term. You are free to resign, and Cortex is free to terminate your employment at any time, with or without cause.

9.	This offer of employment is conditioned upon your completion to Cortex’s satisfaction of the following documents/requirements. Please read them carefully and contact me at (949) 727-3157 if you need further clarification on any of the points discussed throughout the remainder of this letter.

(a)	Employment Application.

(b)	Employee Proprietary Information and Invention Assignment Agreement.

(c)	Employment Eligibility Verification (Form I-9): Documenting your eligibility to work in the United States as required by U.S. Immigration Law.

We are looking forward to your joining our company and providing the leadership necessary to allow for the optimal development of our AMPAKINE® technology. I hope that we have provided you with the resources necessary to make your relocation to Southern California possible. I look forward to working with you and your participation with our management team at Cortex.

To confirm that you agree to the terms stated in this letter, please sign and date the enclosed copy of this letter and return it to me no later than January 3, 2006.

Very truly yours,

/s/ Roger G. Stoll

Roger G. Stoll, Ph.D.
Chairman, President, and Chief Executive Officer

I agree to the terms stated in this letter.

Dated: 9 January, 2006

/s/ Mark A. Varney
Mark Varney, Ph.D.